EXECUTION



                                   March 18, 1998

Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, Minnesota 55343


     Re:  Amended and Restated Credit Facility

Ladies/Gentlemen:

     U.S. Bank National Association (d/b/a First Bank National Association), a national banking association ('First Bank'), or in its capacity as agent for the Banks described below, the 'Agent'), and Osmonics, Inc., a Minnesota corporation (the 'Borrower'), have heretofore entered into a letter Credit Agreement dated February 13, 1998 (the 'Existing Credit Agreement'). The Borrower's obligations to the Bank under the Existing Credit Agreement are further evidenced by a revolving note of the Borrower in favor of First Bank dated February 13, 1998, in the maximum principal amount of $20,000,000 (the 'Existing Revolving Note'), and a term note of the Borrower in favor of First Bank dated February 13, 1998, in the maximum principal amount of $35,000,000 (the 'Existing Term Note').
First Bank is pleased to advise Osmonics, Inc., a Minnesota corporation (the 'Borrower'), that First Bank, together with any other lenders that hereafter become parties hereto (individually, a 'Bank' and, collectively, the 'Banks'), is willing to make certain amendments to and to restate in its entirety the Existing Credit Agreement in this Amended and Restated Credit Agreement (the 'Agreement'), and to cause the Existing Revolving Note to be amended and restated in its entirety, to provide for a revolving credit facility in an amended aggregate amount not to exceed $30,000,000, all as further described
herein.   Capitalized terms used herein shall have the meanings set forth in
Section 7.

                    SECTION 1:  ADVANCES, INTEREST AND FEES.

     1.1 THE REVOLVING LOANS. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Revolving Loans ratably in proportion to such Bank's respective Revolving Commitment Amount as set forth on
Schedule 1.1 hereto as its Revolving Commitment Amount to the Borrower until the earlier of March 31, 2003, or the date on which the Commitment is terminated as provided herein (such earlier date being the 'Termination Date'). The Banks shall not make any Revolving Loan if the aggregate outstanding principal amount of the Revolving Loans plus the Letter of Credit Obligations would exceed the Aggregate Revolving Commitment, as reduced as hereinafter provided. Each borrowing of Revolving Loans shall be shared ratably among the Banks. The Borrower may repay and reborrow.

     1.2 PROCEDURE FOR REVOLVING LOANS. Any request by Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the request is for a Reference Rate Advance, or three Eurodollar Business Days prior to the Revolving Loan Date if the request is for a Eurodollar Advance. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date and (ii) the aggregate amount of Revolving Loans to be made on such date which shall be in a minimum amount of $250,000 or, if more, an integral multiple thereof. The Borrower hereby authorizes the Agent to rely upon the telephone or written instructions of any person identifying himself as an Authorized Officer and upon any signature which the Agent believes to be genuine, and the Borrower shall be bound thereby in the same manner as of such person were authorized or such signature were genuine. The Agent shall notify each other Bank promptly thereafter (Minneapolis time) on the date of receipt of the receipt of such request, the matters specified therein. On the date of the requested Revolving Loans, each Bank shall provide the amount of its Advance to the Agent in Immediately Available Funds not later than 1:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in this Agreement has not been satisfied, the Agent will make available to the Borrower in Immediately Available Funds not later than 4:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank.

     1.3 NOTES. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note in the form of EXHIBIT A hereto, payable to the order of such Bank in a principal amount equal to such Bank's Revolving Commitment Amount originally in effect. Each Bank shall enter in its records the amount of its Revolving Loans, and the payments made thereon and such records shall be rebutted by presumptive evidence of the subject matters thereof.

     1.4 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Revolving Loans into Reference Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto, and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $250,000, or, in either case, if more, in integral multiples of $250,000 in excess thereof. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 12:00 noon (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested continuation of, or conversion to, Reference Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion, and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Reference Rate Advances of the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. The number of Interest Periods for Eurodollar Rate Advances in effect at any one time shall not exceed ten.

     1.5 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Loans as follows:

          (i) Subject to paragraph (iii) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of
     (A) the Eurodollar Rate for such Interest Period, plus (B) the Applicable Margin.

          (ii) Subject to paragraph (iii) below, each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Reference Rate, plus (B) the Applicable Margin.

          (iii) Any Advance which is not paid when due shall, at the option of the Majority Banks, bear interest until paid in full at the 'Default Rate,' which shall be (A) during the balance of any Interest Period applicable to an outstanding Eurodollar Rate Advance, a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2%, and (B) otherwise, a rate per annum equal to the sum of (1) the Reference Rate, plus (2) the Applicable Margin for Reference Rate Advances, plus (3) 2%.

          (iv) Interest shall be payable (A) with respect to each Eurodollar Rate Advance, on the last day of the Interest Period applicable thereto;
     (B) with respect to any Reference Rate Advance, on the last day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances, on the Termination Date; provided that interest under Section 1.6 (iii) shall be payable on demand.

          (v) Revolving Commitment Fees, Letter of Credit Fees and interest on Loans shall be computed on the basis of actual days elapsed and a year of 360 days.

     1.6 COMMITMENT FEES. The Borrower shall pay to the Agent, for the account of each Bank, fees (the 'Revolving Commitment Fees') in an amount determined by applying the Applicable Fee Rate to the average daily Unused Revolving Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Revolving Commitment Fees are payable in arrears quarterly on the last day of each quarter and on the Termination Date.

     1.7 (a) OPTIONAL REDUCTION OR TERMINATION OF COMMITMENTS. The Borrower may, by written notice to the Agent, ratably reduce or terminate the Revolving Commitment Amounts, with any such reduction in a minimum amount of $1,000,000 or an integral multiple thereof. Upon any reduction in the Revolving Commitment Amounts pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Advances plus the Letter of Credit Obligations exceeds the reduced Commitment. Amounts so paid cannot be reborrowed. If the Commitment is terminated, the Borrower shall pay the full amount of all outstanding Advances, all accrued and unpaid interest and fees and all other unpaid obligations of the Borrower to the Bank hereunder. Notwithstanding the foregoing, the Revolving Commitments may not be reduced to an amount below outstanding Letter of Credit Obligations, or terminated if Letters of Credit are outstanding.

          (b) MANDATORY REDUCTION OF COMMITMENTS. If the closing of the Membrex Acquisition does not take place on or before May 29, 1998, the Revolving Commitment Amounts shall be ratably reduced by a total amount of $10,000,000. Upon mandatory reduction of the Revolving Commitment Amounts pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the amount, if any, by which the aggregate unpaid principal amount of outstanding Revolving Loans plus the Letter of Credit Obligations exceeds the reduced Commitments.

     1.8 PRINCIPAL REPAYMENT. The principal of the Revolving Loans shall be payable in full on the Termination Date. If any Letters of Credit are outstanding on the Termination Date, the Borrower shall immediately deposit into the Holding Account an amount equal to the maximum amount then available to be drawn under such Letters of Credit.

     1.9 PAYMENTS. Payments and pre-payments of principal, interest, fees and expenses hereunder and under the Revolving Note shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates called for under this Agreement at the main office of the Agent in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next business day. The Agent will promptly distribute in like funds to each Bank its ratable share of each payment of principal, interest, Revolving Commitment Fees and Letter of Credit Fees. Whenever any payment would be due on a day which is not a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of any interest or fees.

     1.10 OPTIONAL PREPAYMENTS.   The Borrower may prepay the Revolving Loans,
in whole or in part, at any time, without premium or penalty. Each partial prepayment of Revolving Loans shall be in an aggregate amount for all the Banks of $1,000,000 or an integral multiple thereof. Amounts prepaid on the Revolving Loans may be reborrowed subject to the terms conditions of this Agreement. Amounts paid or prepaid on the Loans shall be for the account of each Bank in proportion to its share of such Loans.

     1.11 LETTERS OF CREDIT. Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding $10,000,000; subject to the satisfaction of the Agent with the form, substance and beneficiary of each such Letter of Credit, and the absence of any statutory or regulatory change or directive affecting the issuance by the Agent of letters of credit, and provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Aggregate Revolving Commitment. Letters of Credit shall be issued in support of obligations of the Borrower incurred in the ordinary course of the Borrower's business. No Letter of Credit may have a term longer than twenty-four months, and the aggregate amount available to be drawn under all Letters of Credit with a remaining term longer than twelve months shall not exceed $5,000,000.

     1.12 PROCEDURES FOR LETTERS OF CREDIT. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by 2:00 p.m., Minneapolis time, on a Business Day which is not less than two Business Days prior to the requested date of issuance (which shall also be a Business Day). The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Agent shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Banks of such issuance.

     1.13 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. If the Agent has determined to pay a drawing on any Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Agent by 10:00 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing.

     1.14 OBLIGATIONS ABSOLUTE. The obligations of the Borrower to repay the Agent for any amount drawn on any Letter of Credit shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a)  Any lack of validity or enforceability of any Letter of Credit;

          (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

          (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

          (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

          (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (iii) The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

          (iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

     1.15 LOANS TO COVER UNPAID DRAWINGS. Whenever any amount drawn under a Letter of Credit is not repaid by the Borrower as required in Section 1.14, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does hereby so authorize each Bank) to, and shall, make a Revolving Loan (as a Reference Rate Advance) to the Borrower in an amount equal to such Bank's ratable share of the amount of the unpaid drawing. The Agent shall notify each Bank by 12:00 noon (Minneapolis time) of the amount of the Revolving Loan to be made by such Bank. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in this Agreement hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice. The Agent shall apply the proceeds of such Revolving Loans directly to reimburse itself for such unpaid drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 6.9 hereof. If for any reason any Bank is unable to make a Revolving Loan to the Borrower to reimburse the Agent for an unpaid drawing, then such Bank shall immediately purchase from the Agent a risk participation in such unpaid drawing, at par, in an amount equal to such Bank's ratable share of the unpaid drawing (before deducting the amount of any Revolving Loans made by other Banks to reimburse the Agent for such Unpaid Drawing). Each Bank shall pay to the Agent, not later than 2:00 P.M. (Minneapolis time) on the date it receives such notice, such Bank's ratable share of such unpaid drawing.

     1.16 LETTER OF CREDIT FEES. For each Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a 'Letter of Credit Fee') in an amount determined by applying a per annum rate equal to the Applicable Margin for Eurodollar Rate Advances in effect on such date to the original face amount of a Letter of Credit, for the period from the date of issuance to the scheduled expiration date of such Letter of Credit; provided that for Performance Letters of Credit, if the Applicable Margin for Eurodollar Rate Advances exceeds one percent (1%),
the rate for calculation of such fee shall be one percent (1%).   In addition to
the Letter of Credit Fee, the Borrower shall pay to the Agent, for its own account, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

     1.17 FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall indemnify the Banks against any loss or expense which the Banks may sustain:
(a) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such advance, or (b) if any payment of any Eurodollar Advance occurs on a date other than the last day of the Interest Period thereof.

     1.18 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 1.18.

     1.19 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank reasonably determines (which determination shall be presumptively correct) that deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period, such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advance shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Each Bank shall promptly notify the Borrower and the Agent when the circumstances giving rise to any such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Reference Rate Advances.

     1.20 INCREASED COST. If any Regulatory Change shall subject any Bank to any tax, duty or other charge with respect to its Eurodollar Rate Advances, the Letters of Credit, its Notes or its obligation to make Eurodollar Rate Advances or to make Revolving Loans to repay, or purchase participations in, drawings under Letters of Credit, or shall change the basis of taxation of payment to any Bank of the principal of or interest on its Eurodollar Rate Advances or such Revolving Loans or participations, or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, the Letters of Credit, its Notes, or its obligation to make Eurodollar Rate Advances or to make Revolving Loans to repay, or purchase participations in, drawings under Letters of Credit, and the result of any of the foregoing is to increase the cost to such Bank, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Notes, then, within 10 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period. If a Regulatory Change with respect to which a Bank has demanded compensation hereunder is subsequently terminated or repealed, or the costs imposed on a Bank as a result of a change are subsequently reduced due to an amendment thereof, such Bank shall only be entitled to compensation hereunder to the extent of the increased costs incurred as a result of such Regulatory Change prior to the date such Regulatory Change no longer imposes costs on such Bank, or to reduced compensation from and after the date the amendment of such Regulatory Change reduces the costs incurred by such Bank.


                        SECTION 2:  CONDITIONS PRECEDENT

     2.1 CONDITIONS OF INITIAL LOANS. The making of the initial Loans and the issuance of the initial Letter of Credit hereunder shall be subject to the prior simultaneous satisfaction of the following conditions precedent:

          (a) The closing of the ReliaStar Indebtedness shall have occurred;

          (b) The amount of the Term Loan under the Existing Credit Agreement outstanding as of the date hereof shall have been repaid in full;

          (c) The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

          (i) Executed counterparts of this Agreement, duly executed by the Borrower and the Banks;

          (ii) A Revolving Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

          (iii) The Security Agreement duly executed by the Borrower and all the ReliaStar purchasers party thereto, together with:
               (A) Copies of Control Agreements with all securities intermediaries through which the property pledged thereunder is being held,

               (B) Evidence that all other action necessary or, in the opinion of the Agent, desirable to perfect and protect the Liens created under the Security Agreement have been taken, and

               (C) Completed requests for information or other evidence satisfactory to the Agent that there are no Liens superior to the Liens of the Agent in the property of the Borrowers other than as permitted by Section 6.14.

          (iv) The Intercreditor Agreement executed by all the ReliaStar purchasers party to the Security Agreement and acknowledged by the Borrower.

          (v) A copy of the resolution of the Borrower authorizing the execution, delivery and performance of this Agreement, the Note and other documents provided for in this Agreement, certified by the Secretary or Assistant Secretary of the Borrower, together with a certificate showing the names and titles, and bearing the signatures of the officers of the Borrower authorized to execute the Loan Documents and to request Loans and Advances hereunder.

          (vi) A certified copy of any amendment or restatement of the Articles of Incorporation or the By-laws of the Borrower made or entered into since the date such documents were delivered to the Agent, or a certificate by the Secretary of the Borrower that no amendment or restatement to the Articles of Incorporation or the By-laws have been made since such date, and

          (vii) A current Certificate of Good Standing for the Borrower issued by the appropriate state office.

          (d) The representations and warranties in the Existing Credit Agreement shall be true and correct as though made on the date hereof, except for the changes that are permitted by the terms of the Existing Credit Agreement.

          (e) The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 8.2.

          (f) The Borrower shall have requested its counsel to prepare a written opinion addressed to the Banks and dated the Closing Date in form and substance satisfactory to the Agent, and such opinion shall have been delivered to the Agent.

     2.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make any Loans hereunder and the obligation of the Agent to issue Letters of Credit shall be subject to the fulfillment of the following conditions and each request for a loan shall include a representation that the following have been fulfilled:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 3 shall be true and correct in all material respects on and as of the date of each Loan or on the date each Letter of Credit is to be issued, as though made on such date.

          (b) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on the date of each Loan, or on the date a Letter of Credit is issued, or would result from such Loan or the issuance of such Letter of Credit.


                  SECTION 3:  REPRESENTATIONS AND WARRANTIES.

     To induce the Banks to enter into this Agreement and to make Loans hereunder, and to induce the Agent to issue Letters of Credit, the Borrower represents and warrants to the Banks:

     3.1 ORGANIZATION, STANDING, ETC. The Borrower and each of its corporate Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrower) enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents. The Borrower and each of its Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

     3.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

     3.3 NO CONFLICT; NO DEFAULT. The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.

     3.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or Micron to authorize, or in connection with the Micron Acquisition or in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of the Acquisition Documents, and the Loan Documents, except those which have already been obtained.

     3.5  FINANCIAL STATEMENTS AND CONDITION.

          (a) POST-ACQUISITION BALANCE SHEET. The Post-Acquisition Balance Sheet, a copy of which is attached hereto as EXHIBIT H, fairly represents the Borrower's anticipated consolidated financial condition after giving effect to the Acquisitions.

          (b) FINANCIAL PROJECTIONS. The financial projections for the Borrower and its Subsidiaries for its fiscal year ending December 31, 1998, and the forecasted consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, together with supporting assumptions, delivered to the Agent in connection with the transactions contemplated by this Agreement, which are attached hereto as EXHIBIT I, were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such projections, and which the Borrower believes to be reasonable as of the date hereof. The financial projections for the Borrower and its Subsidiaries described in Section 4.3(g), when delivered to the Banks, will have been prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such financial projections were delivered to the Banks.

          (c) FINANCIAL STATEMENTS. The Borrower's audited financial statements as at December 31, 1996 and its unaudited financial statements as at September 30, 1997, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of its operations and cash flow for the respective periods then ended. To the best of the Borrower's knowledge, the audited financial statements of Micron as at October 31, 1997, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of Micron as at such date and the results of its operations and cash flow for the fiscal year then ended. To the best of the Borrower's knowledge, the audited financial statements of Membrex as at December 31, 1997, when delivered to the Banks pursuant to Section 4.3, will have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of Membrex as at such date and the results of its operations and cash flow for the fiscal year then ended, provided that the foregoing representation with respect to Membrex shall only be made from and after the Acquisition Closing Date for the Membrex Acquisition. As of the dates of such financial statements, none of the Borrower, any Subsidiary, Micron or Membrex had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 1996, with respect to the Borrower, since October 31, 1997, with respect to Micron, and December 31, 1997, with respect to Membrex no Adverse Event has occurred, provided that the foregoing representation with respect to Membrex shall only be made from and after the Acquisition Closing Date for the Membrex Acquisition.

          (d) SOLVENCY. On each Acquisition Closing Date, after giving effect to the applicable Acquisition, the payment of the purchase price and related costs and expenses, and the Loans to be made and other financing to be obtained in connection therewith, (a) the present date saleable value of the assets of the Borrower is in excess of the total amount of its liabilities (including for purposes of the definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured of unsecured, disputed or undisputed); and (b) the Borrower will be able to pay its obligations as they mature in the ordinary course of business as proposed to be conducted following the Acquisitions; and
(c) the Borrower does not have unreasonably small capital to carry out the business as proposed to be conducted following the Acquisitions. For purposes of this Section 4.5 (d), 'present fair saleable value' means the value which would be realized from an interested purchaser are of all relevant information relating to the assets or group of assets being sold and who is willing to purchase under ordinary selling conditions in an existing and not theoretical market if the assets or group of assets are disposed of within a period of six
(6) months to one year.

     3.6 LITIGATION AND CONTINGENT LIABILITIES. Except as described in EXHIBIT C, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which might materially and adversely affect the Borrower, any subsidiary or any of their respective properties. Except as described in EXHIBIT C, neither the Borrower nor any Subsidiary has any contingent liabilities which are material to the Borrower and the Subsidiaries as a consolidated enterprise.

     3.7 COMPLIANCE. The Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

     3.8 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. Except as disclosed on EXHIBIT C hereto, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Except as disclosed on EXHIBIT C hereto, neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

     3.9 ERISA. Each Plan, if any, complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans' assets allocable to such benefits.

     3.10 REGULATION U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

     3.11 OWNERSHIP OF PROPERTY; LIENS. The interests of the Borrower and its Subsidiaries in their respective real and personal property are fairly represented in the financial statements furnished to the Agent pursuant to
Section 3.5 hereof (other than property acquired or disposed of since the date of such financial statement in the ordinary course of business or in transactions permitted by this Agreement). None of the properties, revenues or assets of the Borrower or any of its Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in SECTION 3.5(c) Liens listed on EXHIBIT D, or (c) Liens allowed under SECTION 4.11.

     3.12 TAXES. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges that are not material in amount or the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any subsidiary or any basis therefor.

     3.13 SUBSIDIARIES. EXHIBIT E sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

     3.14 TRADEMARKS, PATENTS. Except as disclosed on EXHIBIT C hereto, each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

     3.15 RETIREMENT BENEFITS. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

     3.16 FULL DISCLOSURE. Subject to the following two sentences, neither the financial statements referred to in Section 3.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower, in connection with or pursuant to the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable. With respect to Membrex and Micron, to the best of the Borrower's knowledge, neither the financial statements referred to in
Section 3.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower, in connection with or pursuant to the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading, provided that the foregoing representation with respect to Membrex shall only be made from and after the Acquisition Closing Date for the Membrex Acquisition.

                             SECTION 4:  COVENANTS

     From the date of this Agreement and thereafter until the obligation of the Banks hereunder to make the Term Loans and Advances hereunder and of the Agent to issue Letters of Credit is terminated or expires and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit have expired or been terminated, unless the Majority Banks shall otherwise expressly consent in writing, the Borrower will do, and will cause each Subsidiary to do, all of the following:

     4.1 MAINTAIN ASSETS. Maintain and keep its assets, properties and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times the Borrower's and each Subsidiary's businesses can be operated efficiently.

     4.2 INSURANCE. Insure and keep insured all of its property of an insurable value, under all-risk policies in an amount acceptable to the Bank and workers' compensation insurance of not less than the minimum amounts required by applicable statutes, and such other insurance as is usually carried by persons engaged in the same or similar business, and from time to time furnish to the Agent upon request appropriate evidence of such insurance.

     4.3  FINANCIAL STATEMENTS.  Furnish to the Banks:

          (a) Within 95 days after the end of each of Borrower's fiscal years, audited annual consolidated financial statements for Borrower and its Subsidiaries, which include a balance sheet and income statement prepared by accountants acceptable to the Agent and prepared in accordance with GAAP, which show all liabilities, direct and contingent, of the Borrower and the Subsidiaries. Such statement shall be accompanied by a certification of an officer of Borrower that such information is true, correct, and complete and that no Default or Event of Default has occurred or is continuing.

          (b) Within 50 days after the end of each quarter, consolidated financial statements for Borrower and its Subsidiaries, which include a balance sheet and income statement, together with a certification by an officer of Borrower that such information is true, correct and complete and that no Default or Event of Default has occurred or is continuing.

          (c)  Together with the financial statements required under 4.1 (a) and
(b), a compliance certificate in the form specified by the Agent signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 4.18 and 4.20 and stating that, as of the end of the quarter, there did not exist any Default or Event of Default or, if such Default or Event of Default existed at such time, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

          (d) As soon as practicable and in any event before the beginning of each fiscal year of the Borrower, statements of forecasted consolidated income for the Borrower and the Subsidiaries for each fiscal year and a forecasted consolidated balance sheet of the Borrower and the Subsidiaries, together with supporting assumptions, as at the end of such fiscal year, all in reasonable detail and reasonably satisfactory in scope to Majority Banks.

          (e) As soon as available, audited financial statements of Membrex as of December 31, 1997, which include a balance sheet and income statement prepared by accountants acceptable to the Agent and prepared in accordance with GAAP, and which show all liabilities, direct and contingent, of Membrex.

          (f) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          (g) As soon as available, and in all events no later than March 31, 1998, financial projections for the Borrower and its Subsidiaries for each fiscal quarter during its fiscal year ending December 31, 1998, and forecasted consolidated balance sheets of the Borrower and its Subsidiaries as of the end of each such fiscal quarter, together with supporting assumptions.

          (h) Such other information as any Bank may reasonably request from time to time.

     4.4 ACCESS TO RECORDS. Permit any person designated by the Agent, at the Banks' expense, to visit and inspect any of their respective properties, books and financial records and to discuss their affairs, finances and accounts with officers and employees of the Borrower or Subsidiaries, all at such reasonable times and as often as Bank may reasonably request.

     4.5 TAXES, ASSESSMENTS AND CHARGES. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer's contributions and other governmental charges imposed upon or asserted against their income, profits, properties and rental charges or otherwise which are or might become a lien charged upon their respective properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on the Borrower's books with respect thereto.

     4.6  NOTIFICATION OF CHANGES.  Promptly notify the Bank of:

          (a) Any litigation which might materially and adversely affect the Borrower or any Subsidiary or any of their respective properties;

          (b)  The occurrence of any Default or Event of Default; and

          (c)  Any Adverse Event.

     4.7 CORPORATE EXISTENCE. Maintain its corporate existence and conduct the same general type of business as is now being carried on and continue compliance with all applicable statutes, laws, rules and regulations.

     4.8 BOOKS AND RECORDS. Keep true and accurate books of records and accounts in accordance with generally accepted accounting principles.

     4.9 REIMBURSEMENT OF EXPENSES. Promptly reimburse the Agent for any and all expenses, fees and disbursements, including attorneys' fees, incurred in connection with the preparation and performance of this Agreement and the instruments and documents related thereto, and all expenses of collection of any loans made or to be made hereunder, including reasonable attorneys' fees.

     4.10 MERGE, CONSOLIDATE OR SELL. Not transfer, lease or sell all or substantially all of their respective properties or businesses to any other entity or entities, other than in the ordinary course of business, and not merge or consolidate or enter into any analogous reorganization or transaction with any Person; provided, however, that the foregoing shall not prohibit: (a) sales of assets not exceeding 10% of the total consolidated assets of the Borrower and the Subsidiaries in the aggregate during any period of four consecutive fiscal quarters and not consisting of assets which contributed 10% or more of consolidated net income in the preceding four fiscal quarters; and (b) mergers in which the Borrower is the surviving corporation, to the extent that before and after giving effect to such mergers, no Default or Event of Default shall have occurred.

     4.11 LIENS AND ENCUMBRANCES. Not create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

          (a) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired if the Indebtedness secured thereby does not exceed the fair market value of such property at the time of acquisition and such Indebtedness is Permitted Additional Indebtedness;

          (b) Liens for taxes, assessments and other governmental charges which are not delinquent or which are being contested in good faith by appropriate proceedings, against which required reserves have been set up;

          (c) Liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other similar laws or to secure the performance of statutory obligations or of a like nature;

          (d) Liens imposed by law in connection with transactions in the ordinary course of business, such as liens of carriers, warehousemen, mechanics and materialmen which are not delinquent or which are being contested in good faith and by appropriate proceedings, against which adequate reserves have been set up;

          (e)  Landlords' liens under leases to which the Borrower is a party;

          (f) Zoning restrictions, licenses and minor encumbrances and irregularities in title all of which in the aggregate do not materially detract from the value of the property involved or impair its use;

          (g)  Liens disclosed on EXHIBIT D attached hereto;

          (h) Liens securing other Indebtedness which does not have an aggregate outstanding principal amount greater than $1,000,000;

          (i) Liens on real and personal property located in Le Mee Sur Seine, France to secure Indebtedness in an amount not exceeding $3,000,000 incurred by AUTOTROL, S.A.; and

          (j) Liens in favor of U.S. Bank National Association, as collateral for the Agent, the Banks and the holders of the ReliaStar Indebtedness, securing the Obligations and the ReliaStar Indebtedness.

     4.12 ADDITIONAL INDEBTEDNESS. Not incur, create, issue, assume or suffer to exist any Indebtedness, except:

          (a)  Indebtedness under this Agreement;

          (b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

          (c) Indebtedness existing on the date of this Agreement and disclosed on EXHIBIT F hereto;

          (d)  Permitted Additional Indebtedness;

          (e) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

          (f) Other Indebtedness which does not have an aggregate outstanding principal amount greater than $1,000,000;

          (g) Indebtedness not exceeding $3,000,000 incurred by AUTOTROL, S.A., Le Mee Sur Seine, France; and

          (h) the ReliaStar Indebtedness.

     4.13 GUARANTEES. Not assume, guarantee, endorse or otherwise become liable upon the obligation of any person, firm or corporation except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, nor sell any notes or accounts receivable with recourse except for product warranties and similar undertakings provided in the ordinary course of business.

     4.14 INVESTMENTS. Not acquire for value, make, have or hold any Investments, except:

          (a)  Investments outstanding on the date hereof and listed on EXHIBIT
G;

          (b) Travel advances to officers and employees in the ordinary course of business;

          (c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

          (d) Certificates of deposit or bankers' acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and
(ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;

          (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

          (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

          (g) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

          (h) Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

          (i) Investments outstanding on the date hereof in Subsidiaries by the Borrower or other Subsidiaries;

          (j)  Investments resulting from the Acquisitions;

          (k) Acquisitions by the Borrower of substantially all of the real and personal property of, or the capital stock of, another Person, or substantially all of the real and personal property of any business or the assets comprising such business, provided the amount of each such Investment made after the Closing Date does not exceed 10% of the Borrower's consolidated tangible net worth at the end of the quarter most recently ended prior to such Investment; provided further that the aggregate amount of all such Investments shall not exceed 50% of the Borrower's consolidated tangible net worth at the end of the fiscal quarter prior to the most recent such Investment, after giving effect to such Investment; and provided further that the aggregate amount of all such Investments in each of the 12 month periods ending March 31, 1999 and March 31, 2000 shall not exceed 20% of the Borrower's consolidated tangible net worth as at the end of the fiscal quarter prior to the most recent such Investment, after giving effect to such Investment;

          (l) Equity investments in (in addition to those permitted by clauses
(j)and (k)) entities, other than Subsidiaries, that are primarily engaged in the type of business engaged in by the Borrower, in accordance with the Borrower's investment policies on the date hereof.

     4.15 RESTRICTED PAYMENTS. Not either (a) purchase or redeem or otherwise acquire for value any shares of the Borrower's or any Subsidiary's stock, declare or pay any dividends thereon (other than stock dividends and dividends payable solely to the Borrower), make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrower's or any Subsidiary's stock or set aside any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrower only), PROVIDED, HOWEVER, that if no Default or Event of Default shall exist or shall result from such payment, and that at the end of the measuring period set forth in Section 4.25 (a) hereof that is next preceding the date the dividend is declared, the Leverage Ratio was less than
2.50 to 1.00, the Borrower may pay dividends not exceeding, on a cumulative basis, 25% of consolidated net income of the Borrower and its Subsidiaries earned after December 31, 1997, PLUS the net proceeds received by the Borrower from issuance of equity securities (which are not debt instruments or convertible instruments) after the date of this Agreement; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrower or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

     4.16 NEGATIVE PLEDGES; SUBSIDIARY RESTRICTIONS. Not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary, except limitations created in agreements creating Liens on, and applicable only to, property on which a Lien is granted by the Borrower or any Subsidiary as permitted in Sections 4.11(a), (g) or (j), or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Banks. The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or (b) make loans or other cash payments to the Borrower.

     4.17 ACCOUNTING CHANGES. Not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.

     4.18 CAPITAL EXPENDITURES. Not make Capital Expenditures on a consolidated basis in any fiscal year in excess of ten percent (10%) of the Borrower's sales on a consolidated basis for the prior fiscal year; provided that for purposes of calculating Capital Expenditures, the purchase price of the assets acquired in the Acquisitions and the related fees and expenses shall not be included in such calculation.

     4.19 ACQUISITION DOCUMENTS. Not supplement, amend or otherwise modify the Acquisition Documents; provided, that the Borrower may supplement, amend or otherwise modify the Acquisition Documents in a manner that is not materially adverse to the Banks as long as the Borrower notifies the Banks of any such supplement, amendment or other modification.

     4.20 FINANCIAL COVENANTS.

          (a)  LEVERAGE RATIO.   The Borrower will not permit the Leverage Ratio
(as defined in Section 7 hereof) as of the last day of any fiscal quarter ending during any period of measurement described below to be greater than the ratio set forth below for such period:

     Measurement Period                           Maximum Leverage Ratio
     ------------------                           ----------------------

     Closing Date through September 30, 1998           3.50 to 1.00
     October 1, 1998 through December 31, 1998         3.25 to 1.00
     January 1, 1999 through March 31, 1999            3.00 to 1.00
     April 1, 1999 through June 30, 1999               2.75 to 1.00
     July 1, 1999 through September 30, 1999           2.50 to 1.00
     October 1, 1999 through December 31, 1999         2.25 to 1.00
     January 1, 2000, and thereafter                   2.00 to 1.00

PROVIDED, HOWEVER, that if the Borrower elects to pay dividends at any time prior to July 1, 1999, as permitted pursuant to the provisions in Section 4.15(a), or to request a release of the security interest granted pursuant to the Security Agreement, as permitted pursuant to Section 9 thereof, the maximum Leverage Ratio for the period from the date such dividends are paid or such security interest is released until September 30, 1999 shall be 2.50 to 1.00.

          (b) FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the Fixed Charge Coverage Ratio (as defined in Section 7 hereof) for the four consecutive fiscal quarters ending on the last day of any fiscal quarter ending during any period of measurement described below to be less than the ratio set forth below for such period:

                                                       Minimum Fixed
     Measurement Period                           Charged Coverage Ratio
     ------------------                           ----------------------

     Closing Date through December 31, 1998            1.20 to 1.00
     January 1, 1999 through December 31, 1999         1.30 to 1.00
     January 1, 2000 and thereafter                    1.40 to 1.00

          (c) LOSS LIMITATION. Not permit (a) its consolidated net income for any four consecutive fiscal quarters to be less than zero, or (b) its consolidated net loss for any fiscal quarter to exceed five percent (5%) of the consolidated sales of the Company and its Subsidiaries for such fiscal quarter.

     4.21 GOVERNMENT CONSENT. Prior to the Membrex Acquisition, the Borrower will have obtained any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, an governmental or public body or authority required on the part of Membrex to authorize, or required in connection with, the Membrex Acquisition or in connection with the delivery and performance of, or the legality, validity, binding effect or enforceability of the Membrex Purchase Agreement and all other documents executed and delivered in connection therewith.

     4.22 YEAR 2000 COMPLIANCE. The Borrower has conducted a comprehensive review and assessment of its computer applications and has made inquiry of the Borrower's material suppliers, vendors and customers with respect to the Year 2000 Problem. Based on the foregoing review, assessment and inquiry, the Borrower reasonably believes that the Year 2000 Problem will not result in a material adverse change in the Borrower's business condition (financial or otherwise), operations, properties or prospects, or its ability to perform its obligations under this Agreement.


                             SECTION 5:  DEFAULTS.

     5.1  Any one or more of the following events shall constitute an Event of
Default:

          (a) PAYMENT. The Borrower shall fail to pay, when due, any obligations hereunder or under the Notes or any other Obligation now or hereafter required to be made to the Agent or any Bank pursuant to this Agreement.

          (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty contained in this Agreement or any other document or any letter or certificate furnished or to be furnished to any Bank or the Agent proves to be false as of the date the Agreement or such document is executed or at the time such letter or certificate is delivered to the Bank or the Agent.

          (c)  NON-COMPLIANCE.  The Borrower shall fail to comply with Sections
4.7 (with respect to corporate existence), 4.10, 4.11, 4.12, 4.13, 4.14, 4.15,
4.16, 4.17 (with respect to changes in fiscal year or other changes that would materially affect covenants set forth in Section 4.20) , 4.18, 4.19, or 4.20 hereof, or Section 3 or 4 of the Security Agreement.

          (d) OTHER COVENANTS OR AGREEMENTS HEREIN. The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement, or any other Loan Document (other than those herein above set forth in this Section 5.1) and such failure to comply shall continue for thirty (30) calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Section 4.3(c), or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

          (e) INSOLVENCY. The Borrower shall become insolvent or unable to pay its debts generally as they mature, (ii) suspend business, (iii) make a general assignment for the benefit of creditors, (iv) admit in writing its inability to pay its debts generally as they mature, (v) file or have filed against it a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof, (vi) consent to the appointment of a trustee or receiver for the Borrower or for a substantial part of its property, (vii) take any corporate action for the purpose of effecting or consenting to any of the foregoing, or
(viii) have an order, judgment or decree entered appointing, without its consent, a trustee or receiver for Borrower or for a substantial part of its property, or approving a petition filed against the Borrower seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry.

          (f) JUDGMENTS. Judgments against the Borrower for the payment of money totaling in excess of $250,000 shall be outstanding for a period of thirty
(30) days without a stay of execution.

          (g) OTHER INDEBTEDNESS. The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or any Subsidiary shall be deemed 'material' if it
(i) is owed to any Bank or any Subsidiary or Affiliate of any Bank or (ii) exceeds $250,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section has occurred.

          (h) BENEFIT PLANS. The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $250,000, or the institution by the PBGC of steps to terminate any Plan.

          (i) CHANGE OF CONTROL. Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Borrower shall have acquired more than 20% of the shares of such voting stock.

          (j) SECURITY DOCUMENTS. Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Agent or the Banks shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Agent or the Banks if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $250,000 and (ii) any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrower from the Agent; or any execution or attachment shall be issued whereby any of the property pledged to the Security Agreement or any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

     5.2 BANKS' RIGHTS ON DEFAULT. If any Event of Default described in Sections 5.1(e) shall occur with respect to the Borrower , the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. If any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding; and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause
(a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

     5.3 OFFSET. Any Bank or any other holder of a Note shall have the right to set off the indebtedness evidenced by such Note against any indebtedness of such Bank or such holder or any deposit of the Borrower with such Bank or such holder.

                             SECTION 6:  THE AGENT

     The following provisions shall govern the relationship of the Agent with the Banks.

     6.1 APPOINTMENT AND AUTHORIZATION. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.
Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

     6.2 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     6.3 LOAN DOCUMENTS; CREDIT ANALYSIS. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

     6.4 FIRST BANK AND AFFILIATES. With respect to its Commitments and the Loans made by it, First Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and First Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

     6.5 ACTION BY AGENT. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

     6.6 NOTICES. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

     6.7 INDEMNIFICATION. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's ratable share of the Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

     6.8 PAYMENTS AND COLLECTIONS. All funds received by the Agent in respect of any payments made by the Borrower on the Notes shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's ratable share thereof. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective ratable shares of all Loans outstanding) for application on the Notes and the unpaid drawings under Letters of Credit; (c) next to the Agent for the account of the Banks (in accordance with their respective ratable shares) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrower hereunder; and (d) last to the Agent to be held in the Holding Account to cover the Borrower's reimbursement and other obligations with respect to any outstanding Letters of Credit.

     6.9 SHARING OF PAYMENTS. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks. If any such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

     6.10 RESIGNATION. If at any time First Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.


                            SECTION 7:  DEFINITIONS.

     7.1 In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

     'ACQUISITION CLOSING DATE': With respect to either Acquisition, the date of closing of the respective Acquisition.

     'ACQUISITION DOCUMENTS': The Membrex Purchase Agreement, the Micron Plan and all other agreements, instruments, certificates and other documents executed and delivered pursuant to or in connection therewith, as the same may be supplemented, amended or otherwise modified.

     'ACQUISITIONS':  The Membrex Acquisition and the Micron Acquisition.

     'ADVANCE': Any portion of the outstanding Revolving Loans by a Bank as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

     'ADVERSE EVENT': The occurrence of any event that could have material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or any Subsidiary as a consolidated enterprise or on the ability of the Borrower to perform its obligations under the Loan Documents.

     'AGGREGATE REVOLVING COMMITMENT': As of any date, the sum of the Revolving Commitment Amounts of all the Banks.

     'APPLICABLE FEE RATE': Subject to the last two sentences of this definition with respect to the period beginning on the first day of the third month of each quarter and ending on the last day of the first month of the following fiscal quarter, the percentage specified as the Applicable Fee Rate based on the Leverage Ratio calculated as of the preceding fiscal quarter:

          Leverage Ratio
     (in each case, to 1.00)           Applicable Fee Rate
     -----------------------            -------------------

       Greater than 2.76                     0.35
          2.51 to 2.75                       0.30
          2.01 to 2.50                       0.25
          1.51 to 2.00                       0.20
          1.26 to 1.50                       0.20
          1.25 or less                       0.20

During the period beginning on the Closing Date and ending on May 31, 1998, the Applicable Fee Rate shall be 0.35%. Notwithstanding the foregoing, if the Borrower has not furnished the quarterly financial statements and reports required under Sections 4.3(a) and 4.3(c) for any fiscal quarter by the first day of the record month of the such fiscal quarter, the Applicable Fee Rate shall be 0.35% for the period from the first day of such second month until the first day of the month following the month in which such financial statements and reports are delivered.

     'APPLICABLE MARGIN': Subject to the last two sentences of this definition, with respect to the period beginning on the first day of the third month of each quarter and ending on the last day of the first month of the following fiscal quarter, the percentage specified as applicable to Reference Rate Advances or Eurodollar Rate Advances, as appropriate, based on the Leverage Ratio calculated as of the end of the preceding fiscal quarter:

          Leverage Ratio       Eurodollar        Reference
      (in each case to 1.00) Rate Advances     Rate Advances
      ---------------------- -------------     -------------

        Greater than 3.00        1.500%             0.00%
          2.76 to 3.00           1.375              0.00
          2.51 to 2.75           1.250              0.00
          2.01 to 2.50           1.000              0.00
          1.51 to 2.00           0.750              0.00
          1.26 to 1.50           0.500              0.00
          1.25 or less           0.300              0.00

During the period beginning on the Closing Date and ending on May 31, 1998, the Applicable Margin for Eurodollar Rate Advances shall be 1.500%, and for Reference Rate Advances shall be 0.00%. Notwithstanding the foregoing, if the Borrower has not furnished the quarterly financial statements and reports required under Section 4.3 (a) and 4.3(c) for any fiscal quarter by the first day of the record month of such fiscal quarter, the Applicable Margin for Eurodollar Rate Advances shall be 1.500%, and for Reference Rate Advances shall be 0.00%, for the period from the first day of such record month until the first day of the month following the month in which such financial statements are delivered.

     'BUSINESS DAY': Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

     'CAPITALIZED LEASE': Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

     'CLOSING DATE': Any Business Day between the date of this Agreement and March 31, 1998 selected by the Borrower for the making of the initial Loans hereunder.

     'CODE': The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

     'COMMITMENTS':  The Revolving Commitments.

     'CONTROL AGREEMENT': An Agreement among the Borrower, the Agent and a 'securities intermediary' (as defined in Section 8-102 of the Uniform Commercial
Code), in form and substance satisfactory to the Agent, pursuant to which the Agent officers 'control' (as defined in Section 8-106 of the Uniform Commercial
Code) over any portion of the property pledged to the Agent for the benefit of the Banks, pursuant to the Security Agreement.

     'DEFAULT': Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

     'EBITDA': For any period of determination, the consolidated net income of the Borrower before deductions for income taxes, Interest Expense, depreciation and amortization, all as determined in accordance with GAAP; PROVIDED, HOWEVER that with respect to a period of determination, any transactional fees and other expenses incurred in connection with this Agreement which are deducted from the Borrower's income for federal income tax purposes, and any non-cash, post-closing adjustments or changes resulting from the write-up or write-down of assets acquired in the Acquisitions incurred by the Borrower in connection with the Acquisitions which are deducted from or included in the Borrower's income in accordance with GAAP, shall be added back or subtracted, as appropriate, in determining EBITDA for that period.

     'ERISA': The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
     'ERISA AFFILIATE': Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     'EURODOLLAR BUSINESS DAY': A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York, New York.

     'EURODOLLAR RATE': means a rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1 %) determined pursuant to the following formula:

                                   [          LIBO Rate        ]
Eurodollar Rate =                  [---------------------------]
                                   [1.00 - Eurocurrency Reserve]
                                              Percentage

In such formula, (i) 'Eurocurrency Reserve Percentage' means the average daily percentage (expressed as a decimal) during the applicable Interest Period prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to 'Eurocurrency liabilities' pursuant to Regulation D or any other applicable regulation of the Board of Governors which prescribes such reserve requirements, and any Eurodollar Advance shall be deemed to be a 'Eurocurrency liability' as defined in Regulation D, and (ii) 'LIBO Rate' means the offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of such Interest Period, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Banking Days preceding the date of such Eurodollar Advance or the rate determined by the Agent at such time based on such other public service of general application as shall be selected by the Agent for such purpose or, if the Reuters Screen LIBO Page or such other service does not report such rates or such rates do not, in the judgment of the Agent, accurately reflect the rates of interest applicable to the Banks in the relevant markets, the rate for such Interest Period shall be determined by the Agent based on rates offered to the Bank for United States Dollar deposits in the interbank Eurodollar market. 'Reuters Screen LIBO Page' means the display designated as page 'LIBO' on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

     'EURODOLLAR RATE ADVANCE': An Advance with respect to which the interest rate is determined by reference to the Eurodollar Rate.

     'FIXED CHARGE COVERAGE RATIO': for any period of determination, the ratio of

          (a) EBITDA minus the sum of (i) consolidated Capital Expenditures of the Borrower and its Subsidiaries (other than borrowings under this Agreement), and (ii) taxes paid in cash by the Borrower and its Subsidiaries, to

          (b) the sum of Interest Expense all required principal payments with respect to Total Liabilities (including but not limited to all payments with respect to Capitalized Lease Obligations of the Borrower and the Subsidiaries), plus any Restricted Payments.

in each case determined for said period on a consolidated basis in accordance with GAAP.

     'GAAP': Generally accepted accounting principles as applied in the preparation of the audited financial statement of the Borrower referred to in
SECTION 3.5(c).

     'HOLDING ACCOUNT': A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon.

     'INDEBTEDNESS': Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except Trade Accounts Payable, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     'INTEREST PERIOD': means for any Eurodollar Advance, a one-month, two-month or three-month period as agreed upon by the Borrower and the Bank at the time of the making of the applicable Advance, commencing on the date of the Advance. Each Interest Period that would otherwise end on a day which is not a Banking Day shall end on the next following Banking Day (unless, in the case of a Eurodollar Advance, such next following Banking Day is the first Banking Day of a calendar month, in which case such Interest Period shall end on the next preceding Banking Day). No Interest Period with respect to Eurodollar Advances consisting of Revolving Loans shall be selected that may not be completed prior to the Termination Date.

     'INTEREST-BEARING INDEBTEDNESS': At the time of any determination, all Indebtedness of the Borrower and its Subsidiaries other than liabilities incurred in the ordinary course of business which are not indebtedness for borrowed money.

     'INTERCREDITOR AGREEMENT': The Intercreditor Agreement dated as of March 18, 1998, among the Banks, the Borrower and the 'Purchasers'( as defined therein).

     'INVESTMENT': The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

     'LETTER OF CREDIT': An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

     'LETTER OF CREDIT OBLIGATIONS': Shall mean the aggregate amount of all possible drawings under all Letters of Credit plus all amounts drawn under any Letter of Credit and not reimbursed by the Borrower under this Agreement.

     'LEVERAGE RATIO': As of any date of determination, the ratio of

          (a) the sum (without duplication) of the aggregate principal amount of all outstanding Indebtedness of the Borrower and its Subsidiaries as of such date,

     to

          (b) EBITDA for the four fiscal quarters ending on such date determined on a consolidated basis in accordance with GAAP and including the results for Membrex and Micron for the relevant periods prior to their respective Acquisition Closing Date.

     'LIEN': Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

     'LOAN':  A Revolving Loan.

     'LOAN DOCUMENTS':  This Agreement, the Notes and the Security Documents.

     'MAJORITY BANKS': At any time, Banks holding at least 66 2/3% of the aggregate unpaid principal amount of the Notes or, if no Loans are at the time outstanding hereunder, Banks whose Total Percentages aggregate at least 66 2/3%.

     'MEMBREX': Membrex, a Delaware corporation.

     'MEMBREX ACQUISITION': The purchase by the Borrower of all or substantially all of the assets of Membrex pursuant to the Membrex Purchase Agreement.

     'MEMBREX PURCHASE AGREEMENT': An Asset Purchase Agreement or similar agreement between the Borrower, as purchaser, and Membrex, as seller, in form and substance reasonably satisfactory to the Majority Banks.

     'MICRON':  Micron Separations, Inc., a New York corporation.

     'MICRON ACQUISITION': The acquisition by the Borrower of all of the capital assets of Micron pursuant to the Micron Plan.

     'MICRON PLAN': The Joint Plan of Reorganization dated as of December 15, 1997 submitted by Micron and the Borrower in Micron's bankruptcy process, and confirmed by the United States Bankruptcy Court for the District of Massachusetts on January 28, 1998, and as the same may be supplemented, amended or otherwise modified after the date hereof with the prior written consent of the Majority Banks.

     'OBLIGATIONS': The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Notes when and as due, whether by acceleration or otherwise and all fees, expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

     'PBGC': The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     'PERFORMANCE LETTER OF CREDIT': A 'performance-based standby letter of credit' as such term is defined and used in Appendix A to Part 3 of Chapter 1 of Title 12 of the Code of Federal Regulations, 12 C.F.R, SS 3.1 ET SEQ.

     'PERMITTED ADDITIONAL INDEBTEDNESS': Indebtedness incurred at a time that no Default or Event of Default shall have occurred and continued, and the incurrence of which shall not result in a Default or Event of Default, the aggregate amount of which incurred after the Closing Date shall not exceed 10% of consolidated tangible net worth as of the end of the most recently-ended fiscal quarter, PROVIDED that (a) if incurred by either the Borrower or any Subsidiary, the projected payments of principal and interest on such Indebtedness, when added to principal and interest payments on all other Indebtedness then outstanding and all Restricted Payments declared, shall not cause the Fixed Charge Coverage Ratio (calculated on a pro-forma basis for the succeeding 12 month period) to exceed the minimum ratio applicable for such period, and the chief financial officer shall have submitted to the Bank a calculation of the Fixed Charge Coverage Ratio on such a pro-forma basis, which shall show compliance with this requirement; and (b) if incurred by any Subsidiary the aggregate amount of such Indebtedness of Subsidiaries incurred after the Closing Date ( giving effect to such new Indebtedness) shall not exceed 5% of consolidated tangible net worth of the Borrower as of the end of the most recently-ended fiscal quarter.

     'PERSON': Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     'PLAN': An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or
Section 412 of the Code.

     'POST-ACQUISITION BALANCE SHEET': The consolidated pro forma balance sheet of the Borrower as of the Acquisition Closing Date for the Membrex Acquisition, reflecting the assets, liabilities and stockholders' equity of the Borrower as of such date, adjusted to reflect the effect of the Loans contemplated to be made on or prior to such date, the Acquisitions and any other financing anticipated in connection with the Acquisitions.

     'REFERENCE RATE': The rate of interest from time to time publicly announced by the Agent as its 'reference rate.' The Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

     'REGULATORY CHANGE': Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     'RELIASTAR INDEBTEDNESS': The $15,000,000 Floating Rate Notes of the Borrower and the $5,000,000 Fixed Rate Notes of the Borrower, all due in 2008, issued pursuant to the Note Purchase Agreement dated as of March 18, 1998 among the Borrower, ReliaStar Life Insurance Company and the other purchasers party thereto.

     'REVOLVING COMMITMENT': With respect to a Bank, the agreement of such Bank to make Revolving Loans, and purchase risk participations in Letters of Credit issued by the Agent for the account of the Borrower, upon the terms and subject to the conditions and limitations of this Agreement.

     'REVOLVING COMMITMENT AMOUNT':  The Bank's 'Revolving Commitment Amount'.

     'REVOLVING COMMITMENT ENDING DATE': March 31, 2003.

     'SECURITY AGREEMENT': The Amended and Restated Security Agreement in the form attached hereto as EXHIBIT J as the same may be amended, supplemented, restated or otherwise modified from time to time.

     'SECURITY DOCUMENTS': The Security Agreement, the Control Agreements, the Intercreditor Agreement and any financing statements filed or required by the Agent in connection therewith.

     'SUBSIDIARY': Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     'TOTAL REVOLVING OUTSTANDINGS': As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans, (b) the aggregate maximum amount available to be drawn under Letters of Credit, and (c) the aggregate amount of unpaid drawings under Letters of Credit.

     'UNUSED REVOLVING COMMITMENT': With respect to any Bank, as of any date of determination, the amount by which such Bank's Revolving Commitment Amount exceeds such Bank's ratable share of Total Revolving Outstandings.

     'YEAR 2000 PROBLEM': The risk that computer applications used by any person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999.

     7.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP consistently applied. Any reference to 'consolidated' financial terms shall be deemed to refer to those financial terms as applied to the Borrower and its Subsidiaries in accordance with GAAP.


                           SECTION 8:  MISCELLANEOUS.

     8.1 MODIFICATIONS. Except as otherwise provided in this Section 8.1, any provision of this Agreement or any other Loan Document may be amended or modified only by an instrument or instruments in writing signed by the Majority Banks and the Borrower. Any amendment, waiver or consent reducing any principal of, or the amount of or rate of interest on or fees with respect to the Loans or the Commitments, postponing any date fixed for the payment of any principal of interest on or fees with respect to the Loans or Commitments, amending the Security Agreement or releasing or subordinating any of the 'Collateral' (as defined therein, except as provided therein), or amending Section 1.1, Section
1.2 or this Section 8.1 may only be made by an instrument or instruments in writing signed by all of the Banks and the Borrower. In addition to the foregoing requirements, (A) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the requisite Banks indicated above to take such action, affect the rights or duties of the Agent under this Agreement or any Loan Document, and (B) no amendment may increase any Bank's Commitment or Commitments unless it is in writing and signed by such Bank. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the requisite Banks indicated above and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

     8.2 EXPENSES. The Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

     8.3 SUCCESSORS AND ASSIGNS; DISPOSITION OF LOANS; TRANSFEREES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Loan Document without the prior written consent of all the Banks. Each Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its Commitments, and/or its Loans (each such interest so disposed of being herein called a 'Transferred Interest') to banks or other financial institutions ('Transferees'); PROVIDED, HOWEVER, that a Bank may dispose of a Transferred Interest only with the consent of the Agent and, except after the occurrence and during the continuance of an Event of Default, the Borrower (which consent shall not be unreasonably withheld) and only upon payment to the Agent by the parties to such disposition of a processing and recording fee in the amount of $2,500 for each party and PROVIDED further, that except after the occurrence and during the continuance of an Event of Default, First Bank shall not dispose of a Transferred Interest if, after giving effect thereto, First Bank's share of the outstanding Commitments and Loans would be less than 51%. The Borrower agrees that each Transferee shall be entitled to the benefits of Section 8.2 with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If any Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a 'Bank' hereunder and shall have all the rights and obligations of such Bank hereunder and such Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Notwithstanding the sale by any Bank of any participation hereunder, (a) no participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any participant shall have a right of setoff under this Agreement as if it were such Bank and the amount of its participation were owing directly to such participant by the Borrower and (b) such Bank shall not in connection with selling any such participation condition such Bank's rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to (i) any reduction in the amount of any principal of, or the amount of or rate of interest on, any Note or Advance in which such participation is sold, (ii) any postponement of the date fixed for any payment of principal of or interest on any Note or Advance in which such participation is sold, (iii) the release or subordination of any material portion of any collateral other than pursuant to the terms of any Security Document or (iv) the release of any Guaranty.

     8.4 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder and under the Note and any other documents delivered herewith shall be construed in accordance with and governed by the substantive laws (but not the laws of conflict) of the State of Minnesota but giving effect to all federal laws applicable to national banking associations. The Borrower hereby consents to the jurisdiction of the courts of the State of Minnesota and federal courts located in the State of Minnesota for any actions brought hereon or on the Notes.

     8.5 SEVERABILITY. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

     8.6 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     8.7 INDEMNIFICATION. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an 'Indemnitee' and all of the foregoing being collectively the 'Indemnitees') from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

          (a)  by reason of the Membrex Acquisition or the Micron Acquisition;
or

          (b) by reason of, relating to or in connection with any act done or omitted by any Person in connection with, or in the exercise of any rights or remedies under, the Acquisition Documents; provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

     This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

     8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     8.9 NOTICES. Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mails, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

          If to Borrower:     Osmonics, Inc.
                              5951 Clearwater Drive
                              Minnetonka, Minnesota 55343
                              Attention: Howard Dicke

          If to Bank:         U.S. Bank National Association
                              (d/b/a First Bank National Association)
                              610 Second Ave. S.
                              Minneapolis, Minnesota 55402
                              Attention: Matthew Ross

     8.10 NO WAIVERS. No failure or delay on the part of any Bank or the Agent in exercising any right, power or privilege hereunder and no course of dealing between the Borrower and any Bank or the Agent shall operate as a waiver thereof; nor shall any single or partial exercise or any right, power, or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

     8.11 CAPITAL ADEQUACY. In the event that the Agent or a Bank shall have determined that the adoption of any law, treaty, rule, regulation, guideline or order regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank, governmental agency or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Bank's or its parent's capital as a consequence of its obligations hereunder to a level below that which the Bank or its parent could have achieved but for such adoption, change or compliance (taking into consideration the Bank's and its parent's policies with respect to capital adequacy), then the Borrower shall from time to time, within 10 days after written notice from and demand from such Bank, pay to such Bank additional amounts sufficient to compensate such Bank for such reduction.
A certificate as to the amount of such reduction, submitted to the Borrower by the Bank, shall, absent manifest error, be final, conclusive and binding for all purposes.

                                   U.S. BANK NATIONAL ASSOCIATION
                                   (d/b/a FIRST BANK NATIONAL ASSOCIATION) in its individual capacity and as Agent

                                   By: ________________________________
                                   Title: _____________________________



STATE OF MINNESOTA  )
                    ) SS.
COUNTY OF HENNEPIN  )

          The foregoing instrument was acknowledged before me this ____ day of March, 1998, by _________________________, the _________________________, of
U.S. Bank National Association (d/b/a First Bank National Association), a national banking association, on behalf of said association.


                                             ________________________________
                                                        Notary Public
     (NOTARIAL SEAL)


     Accepted and agreed to as of March __, 1998.

                                   OSMONICS, INC.



                                   By: ________________________________
                                   Title: _____________________________





STATE OF MINNESOTA  )
                    ) SS.
COUNTY OF HENNEPIN  )

          The foregoing instrument was acknowledged before me this ___ day of March, 1998, by _________________________, the _________________________, of
Osmonics, Inc., a Minnesota corporation, on behalf of said corporation.


                                              _______________________________
                                                        Notary Public
     (NOTARIAL SEAL)


          [signature page to letter agreement dated March 18, 1998]




                                 SCHEDULE 1.1

                          REVOLVING COMMITMENT AMOUNT

          Bank                             Amount
          ----                             ------

U.S. Bank National Association           $30,000,000




                                  EXHIBIT A

                                REVOLVING NOTE


                                                               March 18, 1998
$30,000,000.00                                         Minneapolis, Minnesota


     FOR VALUE RECEIVED, OSMONICS, INC., a Minnesota corporation, hereby promises to pay to the order of U.S. Bank National Association (d/b/a First Bank National Association) (the 'Bank') at the main office of U.S. Bank National Association (d/b/a First Bank National Association) in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Revolving Commitment Ending Date, the principal amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) or, if less, the aggregate unpaid principal amount of the Revolving Loans made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     This note is one of the Revolving Notes referred to in the Credit Agreement dated as of March 18, 1998 (as the same may hereafter be from time to time amended, restated or otherwise modified, the 'Credit Agreement') among the undersigned, the Bank and the other banks named therein. This note is secured, it is subject to certain permissive prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     This note replaces in its entirety an existing promissory note dated February 13, 1998 issued by Osmonics, Inc. to the order of the Bank in the original principal amount of $20,000,000.00 (the 'Prior Note'). It is expressly intended, understood and agreed that this note shall replace the Prior Note as evidence of indebtedness of Osmonics, Inc. to the Bank heretofore represented by the Prior Note and the Prior Note shall be of no further force and effect; it being further understood that all amounts outstanding under said Prior Note as of the date hereof shall be considered outstanding hereunder from and after the date hereof.

     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.



                                OSMONICS, INC.


                                By ____________________________
                                   Title ______________________




STATE OF MINNESOTA  )
                    ) SS.
COUNTY OF HENNEPIN  )


          The foregoing instrument was acknowledged before me this____ day of _____________, 1998, by _______________________, the ____________________, of
Osmonics, Inc., a Minnesota corporation, on behalf of said corporation.



                                        ______________________________
                                                  Notary Public


     (NOTARIAL SEAL)

Address:
5951 Clearwater Drive
Minnetonka, Minnesota 55343
Attention: Mr. Howard Dicke


                [page 2 of Revolving Note dated March 18, 1998]